EXHIBIT 99.1

International Paper Names Tom Hamic To New Leadership Role

Tom Hamic named Executive Vice President and

President of North American Packaging Solutions

MEMPHIS, Tenn. – August 26, 2024 – Today, International Paper (NYSE:IP) announced its Board of Directors elected Tom Hamic to a newly created role: Executive Vice President and President of North American Packaging Solutions, reporting to CEO Andy K. Silvernail. Effective September 1, Hamic will be responsible for leading the company’s Container and Containerboard businesses in North America.

“Tom is a strategic and effective leader with a long track record of success,” said Silvernail. “The Board and I are confident he will lead the team well as we work together to deliver excellence for our customers and profitable growth for our shareholders.”

Hamic joined the company in 1991 and has served in a variety of sales, marketing, finance, strategic planning and leadership roles in the United States and Europe. In 2009, he was named a company officer and was elected senior vice president in 2019. Most recently, Tom served as senior vice president and general manager, North American Container and Chief Commercial Officer.

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About International Paper International Paper (NYSE: IP) is a global producer of sustainable packaging, pulp and other fiber-based products, and one of the world’s largest recyclers. Headquartered in Memphis, Tenn., we employ approximately 39,000 colleagues globally who are committed to creating what’s next. We serve customers worldwide, with manufacturing operations in North America, Europe, Latin America and Africa. Net sales for 2023 were $18.9 billion. Additional information can be found by visiting internationalpaper.com.

Media Contact:

Amy Simpson

901-419-4964

newsroom@ipaper.com